Artisan Partners Asset Management Inc. Reports January 2020 Assets Under Management
Milwaukee, WI - February 11, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of January 31, 2020 totaled $120.2 billion. Separate accounts1 accounted for $63.2 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $57.0 billion. In the month of January, AUM decreased $811 million primarily due to negative investment returns and slight net outflows.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of January 31, 2020 - ($ Millions)
Growth Team
Global Opportunities	$19,297
Global Discovery	819
U.S. Mid-Cap Growth	11,294
U.S. Small-Cap Growth	3,808
Global Equity Team
Global Equity	1,954
Non-U.S. Growth	23,671
Non-U.S. Small-Mid Growth	2,419
U.S. Value Team
Value Equity	2,902
U.S. Mid-Cap Value	3,771
International Value Team
Non-U.S. Value	21,413
Global Value Team
Global Value	19,224
Sustainable Emerging Markets Team
Sustainable Emerging Markets	257
Credit Team
High Income	3,872
Developing World Team
Developing World	3,512
Thematic Team
Thematic	1,287

Other Assets Under Management[2]	705
Total Firm Assets Under Management ("AUM")	$120,205

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.